Exhibit 99.1

JAMES RIVER ANNOUNCES FOURTH QUARTER AND YEAR END 2018 RESULTS

▪
Fourth Quarter 2018 Net Income of $11.6 million -- $0.38 per diluted share, a $0.37 increase over the fourth quarter of 2017, and Adjusted Net Operating Income of $17.1 million -- $0.56 per diluted share, a $0.43 increase over the fourth quarter of 2017

▪
Full year 2018 Net Income of $63.8 million -- $2.11 per diluted share, a $0.67 increase over the full year 2017, and Adjusted Net Operating Income of $70.6 million -- $2.33 per diluted share, a $0.76 increase over the full year 2017

▪	Full year Adjusted Net Operating Return on Average Tangible Equity[1] of 14.8%, the Company's highest return since 2006

▪	Tangible Book Value per Share of $16.34, an increase of 9.8% from year-end 2017, inclusive of dividends

▪	Combined Ratio of 96.5% for the quarter, an improvement of 5.5 percentage points over the prior year quarter

▪
Net Investment Income was largely flat compared to the prior year quarter and year, but Net Investment Income (Loss) from Other Private Investments was ($1.3 million) for the quarter, as compared to $1.4 million in the prior year quarter

Pembroke, Bermuda, February 21, 2019 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported fourth quarter 2018 net income of $11.6 million ($0.38 per diluted share), compared to $0.2 million ($0.01 per diluted share) for the fourth quarter of 2017. Adjusted net operating income for the fourth quarter of 2018 was $17.1 million ($0.56 per diluted share), compared to $4.1 million ($0.13 per diluted share) for the same period in 2017.

Earnings Per Diluted Share	Three Months Ended December 31,
	2018	2017

Net Income [2]	$0.38	$0.01
Adjusted Net Operating Income [3]	$0.56	$0.13

1.	Adjusted Net Operating Return on Average Tangible Equity is calculated as adjusted net operating income divided by the average tangible equity for the trailing five quarters.

2.	2018 results include unrealized losses on equity securities and related taxes.

3.	See "Reconciliation of Non-GAAP Measures" below.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Fourth Quarter Results

February 21, 2019

Robert P. Myron, the Company’s Chief Executive Officer, commented, “I am pleased with our results for the full year 2018. Our 2018 Adjusted Net Operating Return on Average Tangible Equity of 14.8% represented our highest result since 2006. We had strong performance across the Company as all three segments generated significant underwriting profits in 2018 with minimal property losses."
"Looking ahead, I am very optimistic about our prospects for a successful 2019. We continue to get strong rate increases and submission growth in our core Excess & Surplus Lines business as rates increased 9.7% and submissions increased 12% for the fourth quarter, causing our core Excess & Surplus Lines gross written premium to grow 18% during the quarter. We renewed our largest account for another year. In our Workers' Compensation business, loss emergence has been low and margins remain attractive. We have significant momentum to continue to grow our fronting business. We are well positioned to achieve a 12.0% or better Adjusted Net Operating Return on Average Tangible Equity for 2019.”
Fourth Quarter 2018 Operating Results

•	Gross written premium of $295.3 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$166,417	$142,696	17%
Specialty Admitted Insurance	91,238	82,357	11%
Casualty Reinsurance	37,655	12,847	193%
	$295,310	$237,900	24%

•	Net written premium of $189.6 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$138,791	$123,535	12%
Specialty Admitted Insurance	13,513	7,495	80%
Casualty Reinsurance	37,343	13,098	185%
	$189,647	$144,128	32%

•	Net earned premium of $201.6 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$145,057	$128,798	13%
Specialty Admitted Insurance	13,642	14,773	-8%
Casualty Reinsurance	42,857	56,658	-24%
	$201,556	$200,229	1%

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JRVR Announces Fourth Quarter Results

February 21, 2019

•
The Excess and Surplus Lines segment grew due to increases in its Commercial Auto division amid a rate increase on the March 1, 2018 renewal of the Company's largest contract, as well as 18% growth in core (non-commercial auto) lines gross written premium, as eight out of twelve underwriting divisions grew;

•
The Specialty Admitted Insurance segment gross written premium increased largely due to growth in the fronting business. The Company's strategic decision to take minimal underwriting risk in this business has resulted in higher growth in gross rather than net premium;

•
Gross written premium and net written premium increased in the Casualty Reinsurance segment due to the shift in the renewal date of a large account from the third to the fourth quarter of 2018. Net earned premium decreased due to a $100 million reduction in net written premium for the full year 2018 compared to the previous year. The reduction in 2018 gross and net written premium in this segment is consistent with our planned reductions for the segment;

•
There was unfavorable reserve development of $5.8 million compared to unfavorable reserve development of $30.7 million in the prior year quarter (representing a 2.9 and 15.3 percentage point increase to the Company’s loss ratio in each period, respectively);

•	Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended December 31,
($ in thousands)	2018	2017
Excess and Surplus Lines	$(5,781)	$(29,798)
Specialty Admitted Insurance	3,238	591
Casualty Reinsurance	(3,296)	(1,528)
	$(5,839)	$(30,735)

•
The unfavorable reserve development in the quarter was largely a result of $5.8 million of adverse development in the Excess and Surplus Lines segment, driven by the 2016 accident year in our commercial auto division. The unfavorable reserve development in the Casualty Reinsurance segment related primarily to accident years at least four years old and treaties the Company has since non-renewed;

•
Group accident year loss ratio of 72.3% was up from 68.8% in the prior year quarter due to changes in mix of business, specifically growth in the Commercial Auto division within the Excess and Surplus Lines segment which carries a higher initial loss pick but also a lower expense ratio than the segment as a whole;

•	Group combined ratio of 96.5% improved from 102.0% in the prior year quarter;

•
Group expense ratio of 21.3% increased from 17.9% in the prior year quarter but decreased from 22.5% in the third quarter of 2018. The increase versus the prior year quarter was largely driven by a lower 2017 compensation bonus pool in response to the Company's 2017 performance. The decrease versus the third quarter of 2018 was driven by continued growth in lines of business which carry relatively low net expenses;

•	Gross fee income by segment was as follows:

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JRVR Announces Fourth Quarter Results

February 21, 2019

	Three Months Ended December 31,
($ in thousands)	2018	2017	% Change
Excess and Surplus Lines	$2,410	$5,023	(52)%
Specialty Admitted Insurance	3,876	3,445	13%
	$6,286	$8,468	(26)%

•
Fee income in the Excess & Surplus Lines segment decreased from its level in the prior year quarter as a portion of the segment’s fee for services revenue is now recorded as gross written premium. Fee income in the Specialty Admitted Insurance segment increased as a result of the continued growth of its fronting business;

•	Net investment income in the quarter was $15.5 million, a decrease of 2% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the fourth quarter of 2018 was $15.5 million, which compares to $15.8 million for the same period in 2017. The decrease was driven by losses from two investments within our Other Private Investments portfolio. These investments represent less than $20 million of carrying value, or approximately 1% of the total investment portfolio. This was mostly offset by higher net investment income in our fixed maturity and bank loan portfolios due to improved book yields and an increased portfolio size.
The Company’s net investment income (loss) consisted of the following:

	Three Months Ended December 31,
($ in thousands)	2018	2017	% Change
Renewable Energy Investments	$904	$1,947	(54)%
Other Private Investments	(1,327)	1,394	-
All Other Net Investment Income	15,878	12,451	28%
Total Net Investment Income	$15,455	$15,792	(2)%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended December 31, 2018 was 4.1% (versus 4.0% for the three months ended September 30, 2018 and 3.8% for the three months ended December 31, 2017) and the average duration of the fixed maturity and bank loan portfolio was 3.4 years at December 31, 2018 (versus 3.6 years at September 30, 2018 and 3.5 years at December 31, 2017). Renewable energy and other private investments produced an annualized return of (2.3%) for the three months ended December 31, 2018 (19.6% for the three months ended December 31, 2017) and an actual return of 7.2% for the twelve months ended December 31, 2018 (22.4% for the twelve months ended December 31, 2017). These portfolios are concentrated and the renewable energy portion in particular can be heavily influenced by portfolio sales and valuation factors, including long term interest rates.

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JRVR Announces Fourth Quarter Results

February 21, 2019

Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended December 31, 2018 and December 30, 2017 was 11.2% and 96.3%, respectively, while the tax rate for the twelve months ended December 31, 2018 and 2017 was 9.9% and 21.0%, respectively.

Tangible Equity
Tangible equity inclusive of dividends increased 11% from $474.5 million at December 31, 2017 to $526.1 million at December 31, 2018, due to $63.8 million of net income and $9.2 million of option exercise activity and stock compensation. These items were partially offset by $22.2 million of after tax unrealized losses in the Company's fixed income investment portfolio resulting from increased market interest rates.
December 31, 2018 tangible equity after dividends of $489.9 million increased 3.2% from $474.5 million at December 31, 2017 and increased 2.6% from $477.7 million at September 30, 2018. Tangible equity per common share was $16.34 at December 31, 2018, net of $1.20 of dividends per share the Company paid during 2018. The adjusted net operating income return on average tangible equity was 14.8%, which compares to 9.7% for 2017.

Capital Management

The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Friday, March 29, 2019 to all shareholders of record on Monday, March 11, 2019.

Guidance

The Company has announced its guidance to achieve a 12.0% or better Adjusted Net Operating Return on Average Tangible Equity and a combined ratio of between 94% and 97% for 2019.

Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its fourth quarter results tomorrow, February 22, 2019, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 9488308, or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 12:00 p.m. (Eastern Time) on March 24, 2019 and can be accessed by dialing (855) 859-2056 or by visiting the company website.

Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be

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JRVR Announces Fourth Quarter Results

February 21, 2019

identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; changes in laws or government regulation, including tax or insurance law and regulations; the recently enacted Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 1, 2018. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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JRVR Announces Fourth Quarter Results

February 21, 2019

Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity (which is calculated as adjusted net operating income divided by the average tangible equity for the trailing five quarters), and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces Fourth Quarter Results

February 21, 2019

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	December 31, 2018	December 31, 2017
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,184,202	$1,016,098
Fixed maturity securities, trading	—	3,808
Equity securities, at fair value	78,385	82,522
Bank loan participations, held-for-investment	260,972	238,214
Short-term investments	81,966	36,804
Other invested assets	72,321	70,208
Total invested assets	1,677,846	1,447,654

Cash and cash equivalents	172,457	163,495
Accrued investment income	11,110	8,381
Premiums receivable and agents’ balances	307,899	352,436
Reinsurance recoverable on unpaid losses	467,371	302,524
Reinsurance recoverable on paid losses	18,344	11,292
Deferred policy acquisition costs	54,450	72,365
Goodwill and intangible assets	219,368	220,165
Other assets	207,931	178,383
Total assets	$3,136,776	$2,756,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,661,459	$1,292,349
Unearned premiums	386,473	418,114
Senior debt	118,300	98,300
Junior subordinated debt	104,055	104,055
Accrued expenses	51,792	39,295
Other liabilities	105,456	109,883
Total liabilities	2,427,535	2,061,996

Total shareholders’ equity	709,241	694,699
Total liabilities and shareholders’ equity	$3,136,776	$2,756,695

Tangible equity (a)	$489,873	$474,534
Tangible equity per common share outstanding (a)	$16.34	$15.98
Total shareholders’ equity per common share outstanding	$23.65	$23.39
Common shares outstanding	29,988,460	29,696,682
Debt to total capitalization ratio (b)	23.9%	22.6%
(a) See “Reconciliation of Non-GAAP Measures”. (b) Debt includes senior debt and junior subordinated debt.

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JRVR Announces Fourth Quarter Results

February 21, 2019

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$295,310	$237,900	$1,166,773	$1,081,905
Net written premiums	189,647	144,128	762,672	766,626

Net earned premiums	201,556	200,229	815,398	741,109
Net investment income	15,455	15,792	61,256	61,119
Net realized and unrealized losses on investments (a)	(5,072)	(3,172)	(5,479)	(1,989)
Other income	2,583	5,114	14,424	17,386
Total revenues	214,522	217,963	885,599	817,625

EXPENSES
Losses and loss adjustment expenses	151,522	168,479	600,276	555,377
Other operating expenses	45,321	40,804	201,035	196,993
Other expenses	1,334	188	1,300	539
Interest expense	3,094	2,323	11,553	8,974
Amortization of intangible assets	150	150	597	597
Total expenses	201,421	211,944	814,761	762,480
Income before taxes	13,101	6,019	70,838	55,145
Income tax expense	1,469	5,795	7,008	11,579
NET INCOME	$11,632	$224	$63,830	$43,566
ADJUSTED NET OPERATING INCOME (b)	$17,056	$4,071	$70,596	$47,385

EARNINGS PER SHARE
Basic	$0.39	$0.01	$2.14	$1.48
Diluted	$0.38	$0.01	$2.11	$1.44

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.57	$0.14	$2.36	$1.61
Diluted	$0.56	$0.13	$2.33	$1.57

Weighted-average common shares outstanding:
Basic	29,966,695	29,621,823	29,887,990	29,461,717
Diluted	30,356,990	30,233,639	30,307,101	30,273,149
Cash dividends declared per common share	$0.30	$0.80	$1.20	$1.70

Ratios:
Loss ratio	75.2%	84.1%	73.6%	74.9%
Expense ratio (c)	21.3%	17.9%	23.0%	24.3%
Combined ratio	96.5%	102.0%	96.6%	99.2%
Accident year loss ratio	72.3%	68.8%	71.5%	72.0%
(a) 2018 includes net realized losses of $5.3 million and $6.0 million for the change in net unrealized gains on equity securities in the three and twelve months ended December 31, 2018, respectively, in accordance with the Company's adoption of ASU 2016-01 effective January 1, 2018.

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income of the Excess and Surplus Lines segment and a denominator of net earned premiums.

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JRVR Announces Fourth Quarter Results

February 21, 2019

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross written premiums	$166,417	$142,696	16.6%	$656,538	$530,120	23.8%
Net written premiums	$138,791	$123,535	12.3%	$571,098	$469,891	21.5%

Net earned premiums	$145,057	$128,798	12.6%	$555,684	$463,521	19.9%
Losses and loss adjustment expenses	(116,386)	(122,773)	(5.2)%	(437,904)	(371,717)	17.8%
Underwriting expenses	(18,555)	(6,807)	172.6%	(74,946)	(62,111)	20.7%
Underwriting profit (loss) (a), (b)	$10,116	$(782)	_	$42,834	$29,693	44.3%

Ratios:
Loss ratio	80.2%	95.3%		78.8%	80.2%
Expense ratio	12.8%	5.3%		13.5%	13.4%
Combined ratio	93.0%	100.6%		92.3%	93.6%
Accident year loss ratio	76.2%	72.2%		76.1%	75.9%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $2.4 million and $5.0 million for the three months ended December 31, 2018 and 2017, respectively, and $13.9 million and $17.0 million for the respective twelve month periods. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Fourth Quarter Results

February 21, 2019

SPECIALTY ADMITTED INSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross written premiums	$91,238	$82,357	10.8%	$374,346	$316,430	18.3%
Net written premiums	$13,513	$7,495	80.3%	$55,840	$60,957	(8.4)%

Net earned premiums	$13,642	$14,773	(7.7)%	$55,146	$68,110	(19.0)%
Losses and loss adjustment expenses	(7,340)	(10,509)	(30.2)%	(32,623)	(44,863)	(27.3)%
Underwriting expenses	(3,710)	(3,344)	10.9%	(15,551)	(20,081)	(22.6)%
Underwriting profit (a), (b)	$2,592	$920	181.7%	$6,972	$3,166	120.2%

Ratios:
Loss ratio	53.8%	71.1%		59.2%	65.9%
Expense ratio	27.2%	22.7%		28.2%	29.5%
Combined ratio	81.0%	93.8%		87.4%	95.4%
Accident year loss ratio	77.5%	75.1%		69.2%	69.9%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $3.9 million and $3.4 million for the three months ended December 31, 2018 and 2017, respectively, and $14.8 million and $11.3 million for the respective twelve month periods.

CASUALTY REINSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
	($ in thousands)
Gross written premiums	$37,655	$12,847	193.1%	$135,889	$235,355	(42.3)%
Net written premiums	$37,343	$13,098	185.1%	$135,734	$235,778	(42.4)%

Net earned premiums	$42,857	$56,658	(24.4)%	$204,568	$209,478	(2.3)%
Losses and loss adjustment expenses	(27,796)	(35,197)	(21.0)%	(129,749)	(138,797)	(6.5)%
Underwriting expenses	(15,007)	(19,363)	(22.5)%	(69,716)	(72,446)	(3.8)%
Underwriting profit (loss) (a)	$54	$2,098	(97.4)%	$5,103	$(1,765)	-

Ratios:
Loss ratio	64.9%	62.1%		63.4%	66.3%
Expense ratio	35.0%	34.2%		34.1%	34.5%
Combined ratio	99.9%	96.3%		97.5%	100.8%
Accident year loss ratio	57.2%	59.4%		59.4%	64.3%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Fourth Quarter Results

February 21, 2019

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$10,116	$(782)	$42,834	$29,693
Specialty Admitted Insurance	2,592	920	6,972	3,166
Casualty Reinsurance	54	2,098	5,103	(1,765)
Total underwriting profit of operating segments	12,762	2,236	54,909	31,094
Other operating expenses of the Corporate and Other segment	(5,639)	(6,267)	(26,903)	(25,330)
Underwriting profit (loss) (a)	7,123	(4,031)	28,006	5,764
Net investment income	15,455	15,792	61,256	61,119
Net realized and unrealized losses on investments (b)	(5,072)	(3,172)	(5,479)	(1,989)
Other income and expenses	(1,161)	(97)	(795)	(178)
Interest expense	(3,094)	(2,323)	(11,553)	(8,974)
Amortization of intangible assets	(150)	(150)	(597)	(597)
Consolidated income before taxes	$13,101	$6,019	$70,838	$55,145

(a)    Included in underwriting results for the three months ended December 31, 2018 and 2017 is fee income of $6.3 million and $8.5 million, respectively, and $28.7 million and $28.3 million for the respective twelve month periods.

(b)    2018 includes net realized losses of $5.3 million and $6.0 million for the change in net unrealized gains on equity securities in the three and twelve months ended December 31, 2018, respectively, in accordance with the Company's adoption of ASU 2016-01 effective January 1, 2018.

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding (i) net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities per the adoption of ASU 2016-01), (ii) non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, and costs associated with former employees, (iii) impairment of intangible assets, (iv) dividend withholding taxes, and (v) interest and other expenses on a leased building that we are deemed to own for accounting purposes. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three and twelve months ended December 31, 2018 and 2017, respectively, reconciles to our adjusted net operating income as follows:

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JRVR Announces Fourth Quarter Results

February 21, 2019

	Three Months Ended December 31,
	2018		2017
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$13,101	$11,632	$6,019	$224
Net realized and unrealized losses on investments (a)	5,072	4,008	3,172	2,375
Other expenses	1,134	896	188	214
Impairment of intangible assets	200	200	—	—
Dividend withholding taxes	—	—	—	1,053
Interest expense on leased building the Company is deemed to own for accounting purposes	405	320	316	205
Adjusted net operating income	$19,912	$17,056	$9,695	$4,071

	Twelve Months Ended December 31,
	2018		2017
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$70,838	$63,830	$55,145	$43,566
Net realized and unrealized losses on investments (a)	5,479	4,374	1,989	1,375
Other expenses	1,100	941	539	575
Impairment of intangible assets	200	200	—	—
Dividend withholding taxes	—	—	—	1,053
Interest expense on leased building the Company is deemed to own for accounting purposes	1,584	1,251	1,256	816
Adjusted net operating income	$79,201	$70,596	$58,929	$47,385

(a)    2018 includes net realized losses of $5.3 million and $6.0 million for the change in net unrealized gains on equity securities in the three and twelve months ended December 31, 2018, respectively, in accordance with the Company's adoption of ASU 2016-01 effective January 1, 2018.

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for December 31, 2018, September 30, 2018, and December 31, 2017, and reconciles tangible equity to tangible equity before dividends for December 31, 2018.

	December 31, 2018		September 30, 2018		December 31, 2017
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$709,241	$23.65	$697,408	$23.29	$694,699	$23.39
Goodwill and intangible assets	219,368	7.31	219,718	7.34	220,165	7.41
Tangible equity	$489,873	$16.34	$477,690	$15.95	$474,534	$15.98
Dividends to shareholders for the year ended December 31, 2018	36,246	1.20
Pre-dividend tangible equity	$526,119	$17.54

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